SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM 10/A-2

                             -----------------------

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                              WILLCOX & GIBBS, INC.
               (Exact name of registrant as specified in charter)

                 DELAWARE                                22-3308457
         (State of Incorporation)                     (I.R.S. Employer
                                                     Identification No.)

12 Bank Street, Suite 101, Summit, New Jersey              07901
  (Address of principal executive offices)               (Zip Code)

                                  908-918-0110
              (Registrant's telephone number, including area code)

        Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                     Name of each exchange on which
          TO BE SO REGISTERED                     EACH CLASS IS TO BE REGISTERED


                                      None

        Securities to be registered pursuant to Section 12(g) of the Act:

                 Class A Common Stock, par value $.001 per share

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

            The  following   financial   statements,   supplementary   financial
information and schedules are filed as part of this Report:

WILLCOX & GIBBS, INC. AND SUBSIDIARIES

Independent Auditors' Report

Financial Statements:

            Consolidated Balance  Sheets,   December  31,  2000
                        and December 31, 1999

            Consolidated Statements of  Operations,   Thirty-five   Weeks  Ended
                        December 31, 2000, Seventeen Weeks Ended May 1, 2000 and the Years Ended December 31, 1999 and 1998

            Consolidated Statements  of    Stockholders'    Equity    (Deficit),
                        Thirty-five Weeks Ended December 31, 2000, Seventeen Weeks Ended May 1, 2000 and the Years Ended December 31, 1999 and 1998

            Consolidated Statements of  Cash  Flows,   Thirty-five  Weeks  Ended
                        December 31, 2000, Seventeen Weeks Ended May 1, 2000 and the Years Ended December 31, 1999 and 1998

            Notes to Consolidated Financial Statements

Financial Statement Schedule:

                        Schedule II Valuation and Qualifying Accounts for the Thirty-five weeks ended December 31, 2000, the Seventeen weeks ended May 1, 2000, and the Years Ended December 31, 2000, 1999 and 1998

                          Independent Auditors' Report

The Board of Directors and Stockholders
Willcox & Gibbs, Inc.:

We have audited the accompanying consolidated balance sheets of Willcox & Gibbs, Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the thirty-five weeks ended December 31, 2000, the seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Willcox & Gibbs, Inc. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for the thirty-five weeks ended December 31, 2000, the seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.

On May 1, 2000, the Company emerged from bankruptcy. As described in note 1 to the consolidated financial statements, the Company accounted for the reorganization as of May 1, 2000 and adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As a result, the consolidated financial statements as of December 31, 2000 and for the thirty-five weeks then ended present the financial position, results of operations, and cash flows for the reorganized entity and are therefore not comparable to the consolidated financial statements for periods prior to the Company's emergence from bankruptcy.

KPMG LLP
Atlanta, Georgia
March 30, 2001

                                   WILLCOX & GIBBS, INC. AND SUBSIDIARIES
                                         Consolidated Balance Sheets

                                         December 31, 2000 and 1999

                                  (Dollars in thousands, except share data)


                                                              POST-CONFIRMATION          PRE-CONFIRMATION
                                                            ---------------------      --------------------
                                                                  DECEMBER 31,                DECEMBER 31,
               ASSETS                                                2000                        1999
                                                            ---------------------      --------------------
Current assets:
     Cash                                                    $        180                             959
     Trade accounts receivable, net of allowance
               for doubtful accounts of $2,956 in
               2000 and $5,962 in 1999                             11,771                          17,959
     Inventories                                                   15,991                          18,987
     Prepaid expenses and other current assets                      3,284                           2,200
     Assets held for sale                                              --                           4,227
                                                            ---------------            --------------------
                                  Total current assets             31,226                          44,332

Property and equipment, net                                         2,455                           2,558
Other assets                                                        3,734                           4,887
















                                                            ---------------            --------------------
                                                          $        37,415                          51,777
                                                            ===============            ====================


See accompanying notes to consolidated financial statements.

                                               WILLCOX & GIBBS, INC. AND SUBSIDIARIES
                                                     Consolidated Balance Sheets
                                                     December 31, 2000 and 1999
                                              (Dollars in thousands, except share data)

                                                                           Post-Confirmation               Pre-Confirmation
                                                                           ------------------------    --------------------------
                                                                                December 31,                 December 31,
           Liabilities and Stockholders' Equity (Deficit)                           2000                         1999
                                                                           ------------------------    --------------------------
Liabilities not subject to compromise:
           Current liabilities:
                     Revolving line of credit                            $              14,064                        11,964
                     Current portion of long-term debt                                      --                         7,674
                     Trade accounts payable                                              4,233                         4,373
                     Accrued liabilities and other current liabilities                   5,803                         6,887
                                                                           ------------------------    --------------------------
                                        Total current liabilities                       24,100                        30,898
Liabilities subject to compromise                                                           --                       104,523
Long-term debt                                                                           4,484                            --
Accrued retirement benefits                                                              1,429                         1,535
                                                                           ------------------------    --------------------------
                                        Total liabilities                               30,013                       136,956
                                                                           ------------------------    --------------------------
Stockholders' equity (deficit):
           Common stock (pre-confirmation):
                     Class A, no par value.  Authorized 1,500,000 shares;
                        issued and outstanding 1,186,555 shares in 1999                     --                        10,337
                     Class B, no par value.  Authorized 250,000 shares;
                        none issued                                                         --                            --
                     Class C, no par value.  Authorized 250,000 shares;
                        none issued                                                         --                            --
           Common stock (post-confirmation):
                     Class A, $.001 par value.  Authorized issued and
                        outstanding 4,750,000 shares                                         5                            --
                     Class B, $.001 par value.  Authorized issued and
                        outstanding 250,000 shares                                          --                            --
           Additional paid-in capital                                                    7,979                         2,000
           Accumulated deficit                                                            (564)                      (94,948)
           Accumulated other comprehensive income (loss)                                   (18)                       (2,568)
                                                                           ------------------------    --------------------------
                                        Total stockholders' equity (deficit)             7,402                       (85,179)
Commitments and contingencies

                                                                           ------------------------    --------------------------
                                                                         $              37,415                        51,777
                                                                           ========================    ==========================

                                               WILLCOX & GIBBS, INC. AND SUBSIDIARIES
                                                Consolidated Statements of Operations

      Thirty-Five Weeks Ended December 31, 2000, Seventeen Weeks Ended May 1, 2000 and Years Ended December 31, 1999 and 1998
                                           (Dollars in thousands, except per share data)

                                                                 ---------------------  -------------------------------------------
                                                                 Post-Confirmation                     Pre-Confirmation
                                                                 ---------------------  -------------------------------------------
                                                                     Thirty-five
                                                                     weeks ended           Seventeen        Year ended December 31,
                                                                     December 31,         weeks ended    --------------------------
                                                                         2000             May 1, 2000         1999           1998
                                                                 ---------------------  ---------------  --------------------------
Net sales                                                     $            49,399             28,451         133,490       173,453
Cost of goods sold                                                         33,365             18,930          96,298       123,235
                                                                 ---------------------  ---------------  --------------  ----------
        Gross profit                                                       16,034              9,521          37,192        50,218
Selling, general, and administrative expenses                              15,334             10,070          43,630        52,154
Other operating expenses                                                       --                 --              --        12,104
                                                                 ---------------------  ---------------  --------------  ----------
        Operating income (loss)                                               700               (549)         (6,438)      (14,040)
Other income (expense):
   Interest expense  (contractual  interest  expense of $4,543 for the seventeen weeks ended May 1, 2000
     and $10,413 in 1999)                                                  (1,382)              (855)         (6,576)      (13,016)
   Other, net                                                                 118                130             133          (608)
                                                                 ---------------------  -----------------  ------------  ----------
        Loss before reorganization items,
           income taxes and extraordinary items                              (564)            (1,274)        (12,881)      (27,664)
Reorganization items:
   Unamortized deferred financing costs                                        --                 --           2,602            --
   Impairment of assets due to reorganization                                  --              1,390          40,818            --
   Professional fees                                                           --              3,362           3,825            --
   Fees related to Debtor-in-Possession financing                              --                 --           1,214            --
                                                                 ---------------------  -----------------  ------------  ----------
        Loss before income taxes and extraordinary items                     (564)            (6,026)        (61,340)      (27,664)
Income tax expense                                                             --                267              --         2,320
                                                                 ---------------------  -----------------  ------------  ----------
        Loss before extraordinary item                                       (564)            (6,293)        (61,340)      (29,984)
Extraordinary gain on debt discharge, net of tax expense
   of $-0- for the seventeen weeks ended May 1, 2000                           --             91,872              --            --
                                                                 ---------------------  -----------------  ------------  ----------
        Net income (loss)                                     $              (564)            85,579         (61,340)      (29,984)
                                                                 =====================  =================  ============  ==========
Basic income (loss) per share:

   Income (loss) before extraordinary item                    $              (.11)             (5.30)         (51.69)       (29.74)
   Extraordinary item, net                                                     --              77.43              --            --
                                                                 ---------------------  -----------------  ------------  ----------
        Net income (loss)                                     $              (.11)             72.13          (51.69)       (29.74)
                                                                 =====================  =================  ============  ==========
Diluted income (loss) per share:

   Income (loss) income before extraordinary item             $              (.11)             (5.30)         (51.69)       (29.74)
   Extraordinary item, net                                                     --              77.43              --            --
                                                                 ---------------------  -----------------  ------------  ----------
        Net income (loss)                                     $              (.11)             72.13          (51.69)       (29.74)
                                                                 =====================  =================  ============  ==========

See accompanying notes to consolidated financial statements.

                                               WILLCOX & GIBBS, INC. AND SUBSIDIARIES
          Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Income (Loss)
      Thirty-Five Weeks Ended December 31, 2000, Seventeen Weeks Ended May 1, 2000 and Years Ended December 31, 1999 and 1998
                                                       (Dollars in thousands)


                                                   Shares
                              ---------------------------------------------    Ad-                   Common
                                                                            ditional                  stock       Other    Stock-
                                       New                Predecessor         paid     Accumulat-      sub-      compre-  holders'
                              --------------------  -----------------------   -in         -ed       scriptions   hensive   equity
                               Class A    Class B    Class A     Amount      capital    deficit     receivable    (loss)  (deficit)
                              ---------  ---------  ---------   ---------   ---------  ---------    ----------   -------- ---------
Balance at December 31, 1997      --          --    1,001,319   $  9,013         --     (3,624)          (379)       76      5,086
Comprehensive loss:
  Net loss                        --          --           --         --         --    (29,984)            --        --    (29,984)
  Translation adjustments         --          --           --         --         --         --             --      (610)      (610)
                                                                                                                          ---------
      Total comprehensive loss                                                                                             (30,594)
                                                                                                                          ---------
Proceeds from subscriptions       --          --           --         --         --         --            379        --        379
    receivable
Class A common stock issued to    --          --      185,236        324         --         --             --        --        324
    the Company's ESOP
Retirement of put option from
    Clinton acquisition           --          --           --      1,000      2,000         --             --        --      3,000
                             ---------   ---------  ---------   ---------   ---------  ---------     ---------  --------  ---------

Balance at December 31, 1998      --          --    1,186,555     10,337      2,000    (33,608)            --      (534)   (21,805)
    (pre-confirmation)

Comprehensive loss:
  Net loss                        --          --           --         --         --    (61,340)            --        --    (61,340)
  Foreign currency translation
      adjustment                  --          --           --         --         --         --             --    (2,034)    (2,034)
                                                                                                                          ---------
      Total comprehensive loss                                                                                             (63,374)
                             ---------   ---------  ---------   ---------   ---------  ---------     ---------  --------  ---------
Balance at December 31, 1999
    (pre-confirmation)            --          --    1,186,555     10,337      2,000    (94,948)            --    (2,568)   (85,179)

Comprehensive income:
  Net income for the seventeen
      weeks ended May 1, 2000     --          --           --         --         --     85,579             --        --     85,579
  Foreign currency translation
      adjustment                  --          --           --         --         --         --             --        12         12
                                                                                                                           --------
      Total comprehensive income
          for the seventeen
          weeks ended May 1, 2000                                                                                           85,591
                                                                                                                          --------
Elimination of accumulated
      deficit                     --          --           --         --         --      9,369             --        --      9,369
Elimination of cumulative foreign
    currency translation loss     --          --           --         --         --         --             --     2,556      2,556
Cancellation of predecessor
    shares                        --          --   (1,186,555)   (10,337)    (2,000)        --             --        --    (12,337)
Issuance of Class A
    shares (par $.001)     4,750,000          --           --          5      7,567         --             --        --      7,567
Issuance of Class B
    shares (par $.001)            --     250,000           --          --       412         --             --        --        412

-----------------------------------------------------------------------------------------------------------------------------------


Balance at May 1, 2000
    (post-confirmation)    4,750,000     250,000           --           5     7,979         --             --        --      7,984

Comprehensive loss:
  Loss for the thirty-five
    weeks ended December 31,
    2000                          --         --            --          --        --       (564)            --        --       (564)
  Foreign currency translation
    adjustment                    --         --            --                    --         --             --       (18)       (18)
    Total comprehensive loss                                                                                              ---------
      for the thirty-five
      weeks ended December                                                                                                    (582)
      31, 2000               ---------   ---------  ---------   ---------   ---------  ---------     ---------  --------  ---------

Balance at December 31,
  2000(post-confirmation)  4,750,000      250,000          --    $      5     7,979       (564)            --       (18)     7,402
                          ==========   ==========   ==========   =========   =========  =========     =========  ========  ========



See accompanying notes to consolidated financial statements.

                                                 WILLCOX & GIBBS, INC. AND SUBSIDIARIES
                                                  Consolidated Statements of Cash Flows

Thirty-Five Weeks Ended December 31, 2000, Seventeen Weeks Ended May 1, 2000 and Years Ended December  31,  1999 and 1998
(Dollars in thousands)

                                                               POST-CONFIRMATION                    PRE-CONFIRMATION
                                                             ------------------- --------------------------------------------------
                                                                 THIRTY-FIVE           SEVENTEEN
                                                                 WEEKS ENDED          WEEKS ENDED                YEAR ENDED
                                                                 DECEMBER 31,            MAY 1,         DECEMBER 31,
                                                                                                    ----------------  -------------
                                                                     2000              2000              1999             1998
                                                             ------------------- -----------------  ----------------  -------------
Cash flows from operating activities:
  Net income (loss)                                           $           (564)            85,579           (61,340)       (29,984)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Depreciation and amortization of property and
        equipment                                                          372                269             1,197          1,348
      Provision for losses on accounts receivable                          182                439             3,112          1,812
      Amortization of deferred financing costs                              --                 --               474            650
      Amortization of intangible assets                                     --                 --               609            836
      Amortization of debt discount                                        284                 --                64            213
      Common stock issued to the Company's ESOP                             --                 --                --            703
      Deferred income taxes                                                 --                 --                --          2,716
      Extraordinary gain on debt discharge, net of tax                      --            (91,872)               --             --
      Loss on disposition of property and equipment                         --                 --                --            129
      Impairment of intangible assets                                       --                 --            22,498          8,442
      Impairment of assets held for sale                                    --              1,390            18,320          2,000
      Reorganization costs                                                  --                 --             2,602             --
      Changes in operating assets and liabilities, net
         of effects of business acquisitions:
         Assets held for sale                                               --                867            (1,414)            --
         Trade accounts receivable                                       1,136              4,192             5,248          3,673
         Inventories                                                     1,755                871            14,193            114
         Prepaid expenses and other current assets                       1,763                 10             1,203         (1,008)
         Other assets                                                      724                229            (1,348)        (1,706)
         Trade accounts payable and other liabilities                   (4,011)             1,725            (5,485)         6,528
                                                             -----------------   ----------------  -----------------  -------------
             Net cash provided by (used in) operating                    1,641              3,699               (67)        (3,534)
                   activities                                -----------------   ----------------  -----------------  -------------

Cash flows from investing activities:
   Capital expenditures                                                   (344)              (197)             (968)          (943)
   Proceeds from sale of property and equipment                             --                 --                --             43
   Proceeds from sale of assets                                             --                 --             2,050             --
                                                             -----------------   ----------------  -----------------  -------------
             Net cash (used in) provided by investing
                   activities                                             (344)              (197)            1,082           (900)
                                                             -----------------   ----------------  -----------------  -------------
Cash flows from financing activities:
   Net (payments on) proceeds from revolving line of
      credit                                                            (1,455)            (4,323)            2,932          5,914
   Increase (decrease) in book overdraft                                    --                 --            (2,158)        (1,075)
   Proceeds from other debt                                                 --             15,519            21,973             --
   Principal payments on debt                                               --            (15,315)          (22,723)          (594)
   Payment of DIP financing costs                                           --                 --            (1,214)            --
                                                             -----------------   ----------------  -----------------  -------------
              Net cash (used in) provided by financing
                activities                                              (1,455)            (4,119)           (1,190)         4,245
                                                             -----------------   ----------------  -----------------  -------------


Effect of exchange rate changes in cash                                    (16)                12                (1)            (1)
                                                             -----------------   ----------------  -----------------  -------------

              Net change in cash, carried forward            $            (174)              (605)             (176)          (190)
                                                             ==================  =================  ================  =============

              Net change in cash, brought forward            $            (174)              (605)             (176)          (190)

Cash at beginning of period                                                354                959             1,135          1,325
                                                             ------------------  -----------------  ----------------  -------------

Cash at end of period                                        $             180                354               959          1,135
                                                             ==================  =================  ================  =============

Supplemental disclosure of cash flow information - cash
   paid during the year for:
       Interest                                              $             974              1,062             2,643          6,825
                                                             ==================  =================  ================  =============
       Income taxes, net of refunds                          $              --               (365)               14             37
                                                             ==================  =================  ================  =============



See accompanying notes to consolidated financial statements.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

(1)   REORGANIZATION AND EMERGENCE FROM CHAPTER 11

      On April 20, 1999, Willcox & Gibbs, Inc. and its domestic subsidiaries (the "Company" or "W&G") each filed voluntary petitions for protection and reorganization under Chapter 11 of the Bankruptcy Code ("Chapter 11") with the U.S. District Court for the District of Delaware (the "Bankruptcy
      Court"). The Company filed a plan of reorganization (the "Plan") to consummate a financial restructuring that had been negotiated by the Company, certain of its major creditors and certain holders of the Company's outstanding 12.25% Series B Senior Notes (the "Notes") which was confirmed by the Bankruptcy Court on April 3, 2000 and became effective on May 1, 2000 (the "Effective Date"). The Company was operating as debtor-in-possession subject to the supervision of the Bankruptcy Court until May 1, 2000.

      Under the terms of this Plan, the only impaired claims and interests were claims relating to the Notes, unsecured other affiliate claims, general unsecured claims, convenience claims, and the interest represented by the predecessor common stock of W&G. Pursuant to the Plan, $85.0 million in Notes were canceled and each Holder thereof received a pro rata share, together with general unsecured creditors that elected to receive a stock distribution, of 4.75 million shares of Class A common stock of the reorganized W&G less 750,013 shares reserved for unsettled claims and trade claim noteholders. The 4.75 million shares of Class A common stock represented, as of the Effective Date, 95% of the shares of the W&G common stock. In addition, the Plan provided that the predecessor common stock of W&G be canceled and each holder thereof became entitled to receive a pro rata share of (a) 250,000 shares of Class B common stock of the reorganized W&G and (b) Series A, B and C Warrants (the "Warrants"), exercisable subject to certain conditions, for a total of 1.2 million shares of Class B common stock. The 250,000 shares of Class B common stock represented, as of the Effective Date, 5% of the shares of the reorganized Company common stock. The shares of Class B Common Stock were issued pursuant to the Plan to enable the former holders of predecessor common stock to vote separately as a class for two directors prior to May 1, 2002.

      Any or all of the Class B common stock may be converted to Class A common stock on a share-by-share basis, at the election of the Holder of the Class B common stock to be converted. Effective May 1, 2002, all Class B common stock will be automatically converted to Class A common stock.

      The 250,000 shares of Class B common stock represented, as of the Effective Date, 5% of the common stock of the Company. The Series A, B, and C Warrants are for the purchase of a total of 1,170,253 additional shares of Class B common stock of the Company, exercisable at a purchase price of $.01 per share. None of the Warrants may be exercised until the next business day after the second anniversary of the Effective Date, unless there has been a "Change in Control" (as defined in the Plan).

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

      The Series A Warrants for 363,081 of the shares of Class B common stock are exercisable if (a) the average daily closing price per share of the Class A common stock over a 20-day trading period equals or exceeds $4.00; or (b) there is a Change in Control before the Warrants expire. These Warrants expire on the next business day after the fifth anniversary of the Effective Date.

      The Series B Warrants for 389,446 of the shares of Class B common stock are exercisable if (a) the average daily closing price per share of the Class A common stock over a 20-day trading period equals or exceeds $5.00; or (b) there is a Change in Control before the Warrants expire. These Warrants expire on the next business day after the sixth anniversary of the Effective Date.

      The Series C Warrants for 417,726 of the shares of Class C common stock are exercisable if (a) the average daily closing price per share of the Class A common stock over a 20-day trading period equals or exceeds $6.00; or (b) there is a Change in Control before the Warrants expire. These Warrants expire on the next business day after the seventh anniversary of the Effective Date.

      Notwithstanding the terms and conditions to the exercise of the Warrants set forth above, the board of directors of the Company, at any time, may provide for exercise of the Warrants on terms and conditions that are, in every material respect, more favorable to the holders of the Warrants.

      Holders of general unsecured claims and trade claims were offered on the following alternative distributions: (a) cash distribution of 25% of the allowed claim, not to exceed $3,000; or (b) stock distribution which is a pro rata share, together with the holders of the Notes referred to above, of the 4.75 million shares of Class A common stock, minus the common stock reserve for trade claim notes. Convenience claims were offered a cash distribution equal to 40% of the allowed claim.

      The holders of general unsecured claims that were "Trade Creditors" under the Plan and that agreed to extend "Post-Confirmation Unsecured Credit" (as defined in the Plan), which was accepted by the Company, became entitled under the Plan to receive Trade Claim Notes. These Notes equaled 100% of the allowed trade claim of such trade creditor, payable in equal annual installments over seven years. Under certain circumstances, the unpaid amount of a Note may be converted into the number of shares of Class A common stock that would have been distributed to such trade creditor had such amount been treated as an allowed general unsecured claim electing a stock distribution.

      Pursuant to the Plan, the Company's certificate of incorporation and bylaws were amended and restated in their entirety. As of the Effective

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


      Date, the Company was obligated under the Plan to issue 4.75 million shares of Class A common stock and 250,000 shares of Class B common stock. In addition, 1.2 million shares of Class B common stock were reserved for issuance upon exercise of the Warrants.

      For financial reporting purposes, those liabilities and obligations whose disposition was dependent upon the outcome of the Chapter 11 case were segregated and reclassified as "liabilities subject to compromise" under reorganization proceedings on the consolidated balance sheet as of
      December 31, 1999. During the pendency of the Chapter 11 case, W&G discontinued accruing interest on the Notes. The net expense occurring as a result of the Chapter 11 filings and all reorganization efforts of W&G have been segregated from ordinary operations and reported as reorganization costs in the consolidated statement of operations for the seventeen weeks ended May 1, 2000 and year ended December 31, 1999.

      FRESH-START REPORTING

      In accordance with AICPA Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE (SOP 90-7), the Company adopted "fresh-start reporting" and reflected the effects of such adoption in the financial statements as of and for the periods subsequent to May 1, 2000. The financial statements since May 1, 2000, have been separated from prior period amounts by a bold line to signify that the consolidated statements of operations, stockholders' equity, and cash flows after May 1, 2000, are those of a new reporting entity and have been prepared on a basis not comparable to prior periods.

      The reorganization value of the Company was determined by management in consideration of several factors and by reliance on various valuation methods, including discounted cash flows, cash flow multiple ratios, and other applicable ratios. Reorganization value generally approximates fair value of the entity before considering liabilities and approximates the amount a buyer would pay for the assets of the entity after the restructuring. Based on information from parties in interest and from the Company's financial advisors, the total reorganization value of the Company was $43.2 million, determined using the present value of discounted cash flows of the reorganized Company.

      The primary valuation methodology employed to determine the reorganization value of the Company was a net present value approach. The estimated unleveraged reorganization value of the Company was computed using a discounted cash flow analysis. Contained within that analysis were the present values of (i) the discounted projected free cash flows of the Company through fiscal year 2004, (ii) the discounted terminal value of the Company at the end of that 2004 fiscal year, and (iii) projected excess cash on hand at the Effective Date. For purposes of discounting values, a discount rate of 15% was utilized throughout the analysis. The terminal value was computed by multiplying the Company's projected operating cash flow in the 2004 fiscal year times a cash flow market

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


      multiple of 5.5, which serves as an estimate of the cash flow stream of the Company in perpetuity.

       All payments and distributions required by the Plan to be made by the Company in respect of prepetition claims against the Company have been made or provided for in the accompanying consolidated balance sheet, and no further recourse to the Company may be had by any person with respect to any prepetition claims.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)

      The value of cash distributed, new equity securities issued, and liabilities assumed was $91.9 million less than the allowed claims of $104.5 million and the resulting gain was recorded as an extraordinary item. The following plan of reorganization recovery analysis table summarizes the adjustments required to record the reorganization and the issuance of the various securities in connection with the implementation of the Plan:


                                                                                  Recovery
                                                               -----------------------------------------------
                                       Pre-       Elimination               Class A     Class B
                                   confirmation    of debt     Surviving     common      common      Total         %
                                     amounts      and equity   liabilities   stock       stock      recovery   recovered
                                   -------------  -----------  ----------- ----------- ----------- ----------- -----------
    Pre-petition liabilities:
       Senior subordinated notes
         including interest of
         $8,167                    $    93,851      (86,279)         --       7,572          --        7,572        8.1%
       Trade claims including
         reserve of Class A
         common stock of 1,550
         for future claims              10,672       (5,593)      5,079          --          --        5,079       47.6%
                                   -------------  -----------  ----------- ----------- ----------- ----------- -----------

      Liabilities subject to
         compromise                $   104,523      (91,872)      5,079       7,572          --       12,651
                                   -------------  -----------  ----------- ----------- ----------- ----------- -----------

      Common stock                      12,337      (11,925)         --          --         412          412
      Accumulated deficit               (9,369)       9,369          --          --          --           --
                                   -------------  -----------  ----------- ----------- ----------- ----------- -----------

                                   $   107,491      (94,428)      5,079       7,572         412       13,063
                                   =============  ===========  =========== =========== =========== =========== ===========

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)

      The effect of the Plan on the Company's consolidated balance sheet as of May 1, 2000 is as follows:

                                                            Adjustments to Record Plan of Reorganization

                                                -----------------------------------------------------------------------
                                                                     Trade
                                                                    creditor          Fresh-Start
                                                                      and            reporting and
                                                 Prior to             debt          reorganization          After
                                               reorganization       discharge          adjustments       reorganization
                                             ------------------  ----------------  ------------------   ---------------
       Assets:
          Current assets:
             Cash                            $          354                --                 --               354
             Trade receivables                       12,889                --                 --            12,889
             Inventories                             17,746                --                 --            17,746
             Prepaid expenses and other               3,401                --                 --             3,401
             Assets held for sale                     1,646                --                 --             1,646
                                                --------------  -----------------  ------------------   ---------------
                  Total current assets               36,036                --                 --            36,036

          Property and equipment, net                 2,486                --                 --             2,486
          Intangible assets                              --                --                 --                --
          Other assets                                4,658                --                 --             4,658
                                                --------------  -----------------  ------------------   ---------------
                  Total assets               $       43,180                --                 --            43,180
                                                ==============  =================  ==================   ===============
       Liabilities and stockholders' equity:
          Current liabilities:
             Accounts payable                $        3,495                --                 --             3,495
             Revolver                                15,519                --                 --            15,519
             Accrued expenses and other
             liabilities                              9,577               879(a)              --            10,456

                                                --------------  -----------------  ------------------   ---------------
                  Total current Liabilities          28,591               879                 --            29,470

       Liabilities subject to compromise under
             reorganization proceedings             104,523          (104,523)                --                --
       Other noncurrent liabilities                   1,526             4,200(d)              --             5,726
                                                --------------  -----------------  ------------------   ---------------
                  Total liabilities                 134,640           (99,444)                --            35,196
                                                --------------  -----------------  ------------------   ---------------
       Stockholders' equity:
          Common stock - old                         10,337                --            (10,337)(b)            --
          Common stock - new                             --                 5(c)              --                 5
          Additional paid-in-capital                  2,000             7,567(c)          (1,588)(b)         7,979
          Accumulated deficit                      (101,241)           91,872              9,369                --
          Other comprehensive loss                   (2,556)               --              2,556                --
                                                --------------  -----------------  ------------------   ---------------
                  Total stockholders'
                        Equity (deficit)            (91,460)           99,444                 --             7,984
                                                --------------  -----------------  ------------------   ---------------

                  Total liabilities and
                        stockholders'        $       43,180                --                 --            43,180
                        equity                  ==============  =================  ==================   ===============


       (a)  To reflect cash distributions pursuant to the Plan.
       (b)  To reflect the effects of fresh-start reporting.
       (c)  To reflect the issuance of the Class A and Class B common stock.
       (d)  To reflect liabilities assumed pursuant to the Plan.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


      The effects of transactions and adjustments related to the Company's Chapter 11 filing and subsequent reorganization related activities were as follows:

                                                                       Pre-Confirmation
                                                           -----------------------------------------
                                                            Seventeen weeks
                                                                 ended               Year ended
                                                                 May 1,             December 31,
                                                                  2000                  1999
                                                           -------------------    ------------------
      Impairment of assets:
          Goodwill related to acquisitions
            (see note 3)                                $            --                22,498
                                                           -------------------    ------------------
      Impairment of assets from reorganization:

           Property, plant, and equipment                            --                 1,776
           Inventory                                                581                 8,039
           Receivables                                              809                 5,551
           Other                                                     --                 2,954
                                                           -------------------    ------------------
                                                                  1,390                18,320
                                                           -------------------    ------------------

                                                        $         1,390                40,818
                                                           ===================    ==================



(2)    OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (A)    OPERATIONS AND PRINCIPLES OF CONSOLIDATION

              Willcox & Gibbs, Inc. and subsidiaries (the "Company") is engaged principally in the distribution of replacement parts, supplies, and ancillary equipment to manufacturers of apparel and other sewn products in the domestic and export markets. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

       (B)    CASH AND CASH EQUIVALENTS

              Cash and cash equivalents consist of cash held in banks.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       (C)    INVENTORIES

              Inventories are stated at the lower of cost or market. Cost is determined primarily by using the first-in, first-out method.

       (D)    PROPERTY AND EQUIPMENT

              Property  and  equipment  are  recorded at cost.  Depreciation  is
              provided  primarily  using  the  straight-line   method  over  the
              following estimated useful lives of the respective assets:

                           Buildings                                   40 years
                           Machinery and equipment                 3 to 7 years
                           Furniture and fixtures                  5 to 7 years


              Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

       (E)    DEFERRED FINANCING COSTS

              Deferred financing costs represent origination fees and other related costs incurred in connection with establishment of the Company's credit facilities and the issuance of its senior notes indenture.

       (F)    INTANGIBLE ASSETS

              Intangible assets consisted primarily of costs in excess of the fair value of net assets acquired in business combinations recorded as goodwill. Intangible assets were amortized on a straight-line basis over the expected periods to be benefited, generally 40 years. The Company assessed the recoverability of its intangible assets by determining whether the amortization of such balances over their remaining life can be recovered through undiscounted future operating cash flows. The amount of impairment was measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of intangible assets could be impacted if estimated future operating cash flows are not achieved. At December 31, 1999, intangible assets were impaired due to decisions made by management to discontinue the sale of equipment stocked by the Company and the reduced cash flows as a result of management's decision (see note 1).

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       (G)    DESCRIPTION OF LEASING ARRANGEMENTS

              The Company's leasing operations consist principally of leasing various types of apparel equipment. These leases are classified as direct financing leases which generally expire over the next five years.

       (H)    INCOME TAXES

              Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (I)    FORWARD EXCHANGE CONTRACTS

              The Company, from time to time, enters into forward exchange contracts for foreign currency as a hedge against accounts payable denominated in a foreign currency. These contracts are used by the Company to minimize exposure and reduce risk from exchange rate fluctuations in the normal course of its foreign business. Gains and losses on forward exchange contracts are deferred and included in the measurement of foreign currency transaction gains and losses when realized. Cash provided and used for forward exchange contracts is included in the cash flows resulting from changes in trade accounts payable. No such contracts were outstanding at December 31, 2000 or 1999.

       (J)    FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME

              The local currency has been used as the functional currency of the Company's subsidiaries located outside of the United States of America. Assets and liabilities denominated in foreign currency are translated from their respective foreign currencies into U.S. dollars using exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average exchange rates in effect during the period. Translation gains and losses are included in stockholders' equity (deficit) as a component of accumulated other comprehensive income.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       (K)    FAIR VALUE OF FINANCIAL INSTRUMENTS

              The carrying value of all financial instruments except "liabilities subject to compromise" approximates fair value due to the short-term nature of such instruments, and the determination of fair value for "liabilities subject to compromise" is not practicable.

       (L)    INCOME (LOSS) PER SHARE

              Basic  income  (loss) per share is computed by dividing net income
              (loss) by the weighted-average number of shares of common stock outstanding during the year. Diluted income (loss) per share is computed by dividing net income (loss) by the sum of (1) the weighted-average number of shares of common stock outstanding during the period, (2) the dilutive effect of the assumed exercise of stock options using the treasury stock method, and (3) dilutive effect of other potentially dilutive securities.

       (M)    STOCK OPTIONS

              The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, had been applied.

       (N)    COMPREHENSIVE INCOME

              Comprehensive income for the Company consists of net income (loss) and foreign currency translation adjustments, and is presented in the accompanying consolidated statements of stockholders' equity (deficit).

       (O)    USE OF ESTIMATES

              Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       (P)    SALES RECOGNITION

              Sales are generally recognized upon shipment of the goods to the customer. Revenues from the licensing of software are recorded upon delivery in accordance with Statement of Position (SOP) 97-2 SOFTWARE REVENUE RECOGNITION.

       (Q)    RECLASSIFICATIONS

              Certain reclassifications were made to the 1999 and 1998 accounts to conform to classifications adopted in 2000.

       (R)    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

              In June 1998,  the  Financial  Accounting  Standards  Board (FASB)
              issued Statement of Financial  Accounting  Standards No. 133 (SFAS
              133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 (SFAS 138), ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, AN AMENDMENT OF SFAS 133. SFAS 133 and 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS 133 and SFAS 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; the Company adopted SFAS 133 and SFAS 138 on January 1, 2001.

              The Company did not have any outstanding derivative instruments or hedging transactions at December 31, 2000. The Company is assessing the impact of SFAS 133 and SFAS 138 on anticipated hedging instruments.

       (S)    TRANSFERS AND SERVICING OF FINANCIAL ASSETS

              In September 2000, SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES, was issued. SFAS 140 is effective for all transfers and servicing of financial assets and extinguishments of liabilities after March 31, 2001; the Statement is effective for recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral for fiscal years ending after December 5, 2000. Due to the nature of its business, the Company does not expect a material change to its results of operations as a result of adopting SFAS 40.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(3)    ACQUISITIONS

       Effective January 3, 1997, the Company acquired all the outstanding capital stock of Macpherson Meistergram, Inc. ("Macpherson"). Macpherson was primarily engaged in the distribution of embroidery equipment and supplies to the apparel industry. The aggregate purchase price consisted of $24.0 million in cash and the assumption of approximately $6.1 million of indebtedness and $6.4 million of trade payables. As a result of the transaction and related financing, the Company recorded approximately $21.1 million of intangible assets and $4.6 million of deferred financing costs in 1998. In 1999, as a result of management's decision to discontinue selling embroidery equipment and dispose of the Canadian division (see note ), write-downs of accounts receivable, inventory, and other assets, and an impairment of property, plant, and equipment, and the intangible assets in the amount of $19.9 million were recorded in 1999. The Company also expensed the unamortized deferred financing costs related to this acquisition in 1999 as a reorganization item.

       Also effective January 3, 1997, the Company acquired all the outstanding capital stock of Embroidery Leasing Corp., which changed its name to Emtex Leasing Corp. ("ELC"), a leasing affiliate of Macpherson, for approximately $0.9 million. As a result of the transaction, the Company recorded approximately $0.7 million of intangible assets in 1998. In 1999, as a result of management's decision to sell most of the equipment leased by ELC to Barudan, the equipment's manufacturer (note 7), the Company recorded an impairment of the intangible assets related to this acquisition in the amount of $0.7 million. ELC currently operates as a broker through an exclusive leasing agreement with Barudan whereby
       Barudan's  customers  may  lease  equipment  using  ELC  as  the  broker.
       Barudan's customers, however, may elect not to use ELC as the leasing agent under this new agreement.

(4)    SALES OF ASSETS

       On May 4, 1999, the Company sold certain assets held for sale by Willcox & Gibbs, Ltd. for cash of approximately $1.8 million. A portion of the proceeds were used to repay a variable rate note payable by Willcox & Gibbs, Ltd. of approximately $1.1 million and substantially all other non-insider creditors. The Company recorded a net loss of approximately $0.5 million from this sale.

       Effective December 3, 1999, the Company sold certain assets of Geofrey E. Macpherson Canada, Inc., its Canadian subsidiary, for $0.9 million. The consideration consisted of approximately $0.3 million of accounts payable owed by the Company to the purchaser which were canceled, $0.3 million

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       was paid to the Company in cash and the remaining $0.3 million was paid on June 1, 2000 through a six-month promissory note at 8% interest. The Company did not record a gain or loss on this sale.

       Effective January 20, 2000, the Company sold certain assets of Macpherson for approximately $1.2 million, of which 0.7 million was paid on July 20, 2000 through a 6-month note at 6% interest and the remaining $0.5 million was paid on January 20, 2001 through a 12-month note at 6% interest. These assets were classified as assets held for sale at December 31, 1999. The Company did not record a gain or loss on this sale.

       On May 19, 2000, the Company entered into an agreement to transfer certain assets of Unity Sewing Supply for an amount to be paid upon subsequent sales of the inventory included in the assets. At December 31, 1999, these assets were included in assets held for sale totaling approximately $2.0 million. Impairment charges related to reorganization items associated with this agreement of $1.4 million and $7.1 million were recorded in the seventeen-week period ended May 1, 2000 and the year ended December 31, 1999, respectively. In 2000, the Company revised its estimate of the recoverability of the remaining assets at Unity and incurred additional expenses in the amount of $0.5 million for the impairment of inventory and $0.8 million for the impairment of accounts receivable. These expenditures are reflected as reorganization expenses in the accompanying statement of operations (see note 1). Payments received to date include: $0.8 million received in September 2000, $0.2 million received in December 2000, and $0.2 million received in March 2001.

(5)    INVENTORIES

       Inventories consist of the following at December 31, 2000 and 1999:

                                    POST-CONFIRMATION              PRE-CONFIRMATION
                                ------------------------       ------------------------
                                       DECEMBER 31,                   DECEMBER 31,
                                          2000                           1999
                                ------------------------       ------------------------

      Parts and supplies          $         14,054                            14,274
      Machinery and equipment                1,937                             4,713
                                ------------------------       ------------------------

                                  $         15,991                            18,987
                                ========================       ========================

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(6)    PROPERTY AND EQUIPMENT

       Property and equipment consists of the following at December 31, 2000 and 1999:

                                        POST-CONFIRMATION              PRE-CONFIRMATION
                                     ------------------------       ------------------------
                                           DECEMBER 31,                   DECEMBER 31,
                                               2000                           1999
                                     ------------------------       ------------------------
      Buildings and leasehold
      improvements                   $           659                               737
      Machinery and equipment                  1,703                             3,498
      Furniture and fixtures                     465                               856
                                     ------------------------       ------------------------
                                               2,827                             5,091
      Less accumulated depreciation              372                             2,533
                                     ------------------------       ------------------------

         Net property and equipment  $         2,455                             2,558
                                     ========================       ========================

(7)    NET INVESTMENT IN DIRECT FINANCING LEASES

       The following lists the components of the net investment in direct financing leases which are included in other assets as of December 31, 2000 and 1999:

                                         POST-CONFIRMATION              PRE-CONFIRMATION
                                            DECEMBER 31,                   DECEMBER 31,
                                                2000                           1999
                                     ------------------------       ------------------------
      Total minimum lease payments to
          be received                 $        2,694                             3,630
      Allowance for uncollectables              (450)                             (423)
                                     ------------------------       ------------------------

        Net investment in leases      $        2,244                             3,207
                                     ========================       ========================


                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       At December 31, 2000, future minimum lease payments to be received for each of the five succeeding fiscal years are as follows:

                   Year ending December 31,

                             2001                                 $    992
                             2002                                      956
                             2003                                      804
                             2004                                      523
                             2005                                      290
                                                                  ----------

                              Total minimum lease payments        $  3,565
                                                                  ==========

       In some instances, the Company will bundle and sell the lease payment streams to a third party for a fee. Minimum lease payments do not include these payment streams sold to a third party. Fees receivable from a third party as a result of these transactions are approximately $0.5 million and $0.1 million at December 31, 2000 and 1999, respectively, and are included in other assets.

       The lessee has the option to purchase the equipment at its fair market value at the end of the lease term. The Company records a receivable and deferred income at the inception of the lease (generally, 10% of the original equipment cost) and recognizes income on a straight-line basis over the life of the lease. Net purchase options included in other assets at December 31, 2000 and 1999 are approximately $0.5 million and $0.6 million, respectively, and are included in other assets.

(8)    REVOLVING LINE OF CREDIT

       On the Effective Date of May 1, 2000, the Company obtained a new credit agreement ("New Facility") with its principal lenders which provides for revolving loans, letters of credit, bankers acceptances, and other credit accommodations through April 28, 2003 of up to the lesser of (i) $23.0 million ($20.0 million effective April 29, 2001) or (ii) the advance rate applicable to eligible accounts receivable, inventory, and certain other collateral, subject to a sublimit of $4.0 million for letters of credit, bankers acceptances and other credit accommodations. At December 31, 2000, approximately $0.7 million was available under the New Facility and there were no letters of credit outstanding. Under the New Facility, substantially all of the assets of the Company are pledged as security. Borrowings under the facility bear interest at prime rate plus 0.75% per annum which was 10.25% at December 31, 2000. The Company will pay a

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       facility fee in the amount of approximately $0.1 million per year. The Company will also pay a $2,000 per month servicing fee and 0.25% per annum fee for unused credit.

       The New Facility includes various covenants including restrictions on capital expenditures, leases, purchase money security interests, consolidated cumulative net losses, and requirements that certain financial ratios be maintained. At December 31, 2000, the Company was in compliance with all such covenants of the New Facility.

       In connection with the Company's and certain of its subsidiaries' voluntary petitions for reorganization under the Bankruptcy Code, the Company and certain subsidiaries entered into Debtor-In-Possession ("DIP") loan agreements on April 20, 1999 intended for borrowings during the bankruptcy proceedings and used the proceeds of loans thereunder to repay the existing revolving credit facility.

       Under the DIP agreements, a revolving facility was established in the amount of $23.0 million including a $5.0 million subfacility for letters of credit. Substantially all of the assets of the Company were pledged as security under the DIP agreement. The revolving facility contained financial covenants related to minimum earnings before interest, taxes, depreciation and amortization as well as a minimum fixed charge coverage ratio. Interest on this agreement was the prime rate plus 2% or 10.5 % at December 31, 1999. Approximately $12.0 million in principal and interest and $1.3 million in letters of credit were outstanding under this agreement at December 31, 1999.

       At December 31, 1999, the Company was not in compliance with the covenants under the DIP financing agreements, and no waiver of the covenants was obtained. The company operated in default of these DIP agreements which were subsequently paid upon approval of the Plan (note
       1).

       Effective February 5, 1999, the Company amended its revolving credit agreement. This amended credit agreement: (i) increased the maximum amount which can be borrowed from $22 million to $23 million; (ii) modified the borrowing base to 81% of eligible accounts receivable plus 35% of eligible inventory less outstanding letters of credit; and (iii) accelerated the maturity of the facility to April 15, 1999. In addition, the lender did not waive the default resulting from the Company's failure to make its December 15, 1998 interest payment on the Notes (note 1), but acknowledged that it would not assert its rights with respect to such default unless the Note holders asserted their rights under the senior Notes indenture. The amended credit agreement did not cure the covenant violations which existed at December 31, 1998.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(9)    LIABILITIES SUBJECT TO SETTLEMENT UNDER REORGANIZATION PROCEEDINGS

       Certain pre-petition liabilities were approved by the Bankruptcy Court for payment. At December 31, 1999, certain liabilities were included in accounts payable and accrued expenses and other liabilities. The remainder of the Company's pre-petition liabilities whose disposition was dependent upon that of the Chapter 11 proceedings were classified as liabilities subject to compromise in the accompanying consolidated balance sheet for December 31, 1999.

       These liabilities are summarized as follows as of December 31, 1999:

             Unsecured trade creditors                                       $       10,672
             12.25% Series B senior notes, including
                 accrued, unpaid interest of $8,167, net of
                 unamortized discount of $1,000                                      93,851
                                                                              -----------------

                                                                             $      104,523
                                                                              =================

(10)   LONG-TERM DEBT

       Long-term debt at December 31, 2000 and 1999 consisted of the following:

                                                                  POST-CONFIRMATION           PRE-CONFIRMATION
                                                               -----------------------      --------------------
                                                                        2000                        1999
                                                               -----------------------      --------------------

      Trade creditor notes, noninterest-bearing, due
          in annual installments through May 1, 2007, net
          of unamortized discount of $1,555 in 2000            $        4,484                            --
      Variable rate term loan, interest payable monthly,
          due upon confirmation of reorganization plan
                                                                           --                         7,674
                                                                 -----------------------     --------------------
                                                                        4,484                         7,674

      Less current portion                                                 --                         7,674
                                                                 -----------------------       --------------------

      Long-term debt, excluding current portion                $        4,484                            --
                                                                 =======================       ====================

       Effective April 20, 1999, in connection with the debtor in possession financing, the Company obtained a term loan in the amount of $7.5

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       million. This term loan was due upon consummation of the Plan on April 20, 2000. The interest rate was equal to the prime rate (as long as it exceeds 7.75%) plus 6.25% (14.75% at December 31, 1999) and payable monthly. Up to 3.25% of the interest may be paid-in-kind which is added to the outstanding principal balance. The balance was secured by certain assets of the Company such as cash, accounts receivable, and inventory. The term loan agreement required the Company to comply with certain financial covenants including restrictions on liens, capital expenditures, debt, and requirements that certain financial covenants be met. At December 31, 1999, the Company was not in compliance with various covenants. This term loan was paid upon emergence from bankruptcy on May 1, 2000.

(11)   INCOME TAXES

       Total income tax expense (benefit) for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998 was allocated as follows:

                                     POST-CONFIRMATION                           PRE-CONFIRMATION
                                  ----------------------    --------------------------------------------------------
                                        THIRTY-FIVE              SEVENTEEN
                                        WEEKS ENDED              WEEKS ENDED             YEAR ENDED DECEMBER 31,
                                        DECEMBER 31,                MAY 1,      ------------------------------------
                                           2000                      2000             1999                1998
                                  ---------------------        ---------------  ------------------------------------
      Income (loss) from
        continuing operations     $            --                       267                 --              2,320
      Extraordinary item                       --                        --                 --                 --
                                  ----------------------       ---------------  -----------------  -----------------
                                  $            --                       267                 --              2,320
                                  ======================       ===============  =================  =================

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       Income tax expense (benefit) attributable to continuing operations for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998 consists of the following:

                                     POST-CONFIRMATION                           PRE-CONFIRMATION
                                  ----------------------    --------------------------------------------------------
                                        THIRTY-FIVE              SEVENTEEN
                                        WEEKS ENDED              WEEKS ENDED             YEAR ENDED DECEMBER 31,
                                        DECEMBER 31,                MAY 1,      ------------------------------------
                                           2000                      2000             1999                1998
                                  ---------------------        ---------------  ------------------------------------
       Current:
         Federal                  $            --                        --                 --               (391)
         State                                 --                        --                 --                 --
         Foreign                               --                       267                 --                 (5)
                                  ----------------------       ---------------  -----------------  -----------------
                                               --                       267                 --               (396)
                                  ----------------------       ---------------  -----------------  -----------------

       Deferred:
         Federal                  $            --                        --                 --               2,430
         State                                 --                        --                 --                 286
                                  ----------------------       ---------------  -----------------  -----------------
                                               --                        --                 --               2,716
                                  ----------------------       ---------------  -----------------  -----------------
                                                                                                             2,320
                                  $            --                       267                 --
                                  ======================       ===============  =================  =================

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       Actual income tax expense attributable to continuing operations differs from expected income tax expense (computed by applying the U.S. federal statutory income tax rate of 34% to the loss before income taxes and extraordinary item) for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000 and for the years ended December 31, 1999 and 1998 as follows:

                                         POST-CONFIRMATION                           PRE-CONFIRMATION
                                      ----------------------    --------------------------------------------------------
                                            THIRTY-FIVE              SEVENTEEN
                                            WEEKS ENDED              WEEKS ENDED            YEAR ENDED DECEMBER 31,
                                            DECEMBER 31,                MAY 1,      ------------------------------------
                                               2000                      2000             1999                1998
                                      ---------------------        ---------------  ------------------------------------
       Computed "expected" income
         tax expense (benefit)        $          (192)                   (2,140)           (19,971)            (9,406)
       Increase (decrease) income
         taxes resulting from:
           Differing foreign tax
             rates                                (26)                     (281)             2,568                 37
           Nondeductible expenses                 102                        34              7,751                109
           State taxes, net of
             of income tax benefit                 --                        --                 --                162
           Change in valuation
             allowance                            636                     2,654             11,776             11,397
           Other, net                            (520)                       --             (2,124)                21
                                      ----------------------       ---------------  -----------------  -----------------
                                      $            --                       267                 --              2,320
                                      ======================       ===============  =================  =================

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below:

                                                                       Post-Confirmation            Pre-Confirmation
                                                                      ---------------------       ----------------------
                                                                              2000                        1999
                                                                      ---------------------       ----------------------
      Deferred tax assets:
          Accounts receivable, due to allowance for doubtful accounts $      1,285                         1,246
          Inventory, due to reserves for obsolescence and costs
            capitalized for tax purposes                                     2,382                         2,727
          Costs not yet expensed for tax purposes                            4,792                            --
          Net operating loss carryforwards                                  24,607                        19,901
                 Total deferred tax assets                            ---------------------       ----------------------
                                                                            33,066                        23,874
          Less valuation allowance                                         (33,032)                      (23,173)
                                                                      ---------------------       ----------------------
                 Net deferred tax assets                                        34                           701
                                                                      ---------------------       ----------------------
      Deferred tax liabilities:
          Accelerated depreciation                                             (34)                         (670)
          Costs not yet expensed for book purposes                              --                           (31)
                                                                      ---------------------       ----------------------
                 Total deferred tax liabilities                                (34)                         (701)
                                                                      ---------------------       ----------------------
                 Net deferred tax asset (liability)                   $         --                            --
                                                                      =====================       ======================


       Income (loss) before income taxes and extraordinary item for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998 is composed of the following:

                                  POST-CONFIRMATION                           PRE-CONFIRMATION
                               -----------------------   ----------------------------------------------------------
                                    THIRTY-FIVE              SEVENTEEN
                                    WEEKS ENDED             WEEKS ENDED              YEAR ENDED DECEMBER 31,
                                    DECEMBER 31,              MAY 1,           ------------------------------------
                                        2000                   2000                 1999                1998
                               -----------------------   ------------------    ---------------    -----------------
      U.S.                  $            (262)                (6,211)              (53,786)            (25,540)
      Foreign                            (302)                   185                (7,554)             (2,124)
                               -----------------------   ------------------    ---------------    -----------------
                            $            (564)                (6,026)              (61,340)            (27,664)
                               =======================   ==================    ===============    =================

       As of December 31, 2000, a valuation allowance of $33 million was recorded for deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       upon the generation of future taxable income during the periods in which those temporary differences become deductible. At December 31, 2000, the Company has net operating loss carryforwards of approximately $64.6 million for federal and state income tax purposes which will expire in 2020 if not utilized to offset future taxable earnings of the Company. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the nature of the temporary differences and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will not realize the benefits of these deductible differences.

       No   provision  is  made  for  income  taxes  which  may  be  payable  if undistributed earnings of foreign subsidiaries were to be paid as dividends to the Company, since the Company intends that such earnings will continue to be invested in those countries. Foreign tax credits may be available as a reduction of United States income taxes in the event of such distributions.

(12)   PENSION BENEFITS AND OTHER RETIREMENT PLANS

       The Company has a qualified noncontributory defined benefit pension plan covering substantially all of its domestic employees. The benefits are based on years of service and defined levels of compensation. The Company made annual contributions to the plan based on amounts determined by its actuaries until July 31, 1998, when the plan was curtailed whereby no employee became a participant in the plan after such date, and no participants' accrued benefits under the plan increased after July 31, 1998.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       The   change  in   benefit   obligation,   change  in  plan   assets  and
       reconciliation of funded status for 2000 and 1999 is summarized as follows:

                                                                POST-CONFIRMATION             PRE-CONFIRMATION
                                                              -----------------------       ----------------------
                                                                DECEMBER 31, 2000             DECEMBER 31, 1999
                                                              -----------------------       ----------------------
      CHANGE IN BENEFIT OBLIGATION
         Benefit obligation at beginning of year              $      8,105                         8,852
           Service cost                                                 --                            --
           Interest cost                                               643                           596
           Benefit payments                                           (395)                         (358)
           Actuarial gain (loss)                                       662                          (985)
           Plan curtailment                                             --                            --
                                                              -----------------------       ----------------------
        Benefit obligation at end of year                            9,015                         8,105

      CHANGE IN PLAN ASSETS
         Fair value of plan assets at beginning of year              8,514                         7,759
           Actual return on plan assets                                324                           607
           Employer contributions                                      128                           506
           Benefits paid                                              (395)                         (358)
                                                              -----------------------       ----------------------

        Fair value of plan assets at end of year                     8,571                         8,514

      RECONCILIATION OF FUNDED STATUS
         Funded status at end of year                                 (444)                          409
         Unrecognized actuarial (gain) loss                            209                          (839)
                                                              -----------------------       ----------------------

           Accrued pension cost                               $       (235)                         (430)
                                                              =======================       ======================

       In 1998, the Company also maintained a defined benefit plan for substantially all employees of its United Kingdom subsidiary. The plan was funded annually for the maximum amount permitted by local statute. The benefits were based on years of service and defined levels of compensation. In connection with the Plan (note 1), the Company is no longer responsible for payment of the pension liability as controlling ownership has passed to the new stockholders.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       Net pension cost for the thirty-five weeks ended December 31, 2000, the seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998 include the following components:

                                   Post-Confirmation                            Pre-Confirmation
                                   ------------------       ---------------------------------------------------------
                                      Thirty-five             Seventeen
                                      weeks ended            weeks ended             Years ended December 31,
                                     December 31,              May 1,         ---------------------------------------
                                         2000                   2000             1999                 1998
                                   ------------------       --------------    -----------    ------------------------
                                                                                                           United
                                       Domestic               Domestic         Domestic      Domestic      Kingdom
                                   ------------------       --------------    -----------    ---------    -----------
      Service cost - benefits
        earned during the year     $      --                      --               --           215          170
      Interest cost on projected         433                     210              596           630          259
        benefit obligation
      Expected return on plan
        assets                          (478)                   (232)            (617)         (570)        (245)
      Curtailment gain                    --                      --               --          (194)          --
                                   ------------------       --------------    -----------    ---------    -----------
           Net pension cost        $     (45)                    (22)             (21)           81          184
                                   ==================       ==============    ===========    =========    ===========

       Assumptions used in accounting for the pension plans as of December 31, 2000, 1999, and 1998 were as follows:


                                                                Domestic                        United Kingdom
                                                    -------------------------------     ------------------------------
                                                      2000         1999       1998        2000        1999       1998
                                                     ------       ------     ------      ------      ------     ------
      Discount rates                                 7.50%        7.75        7.0         N/A         N/A         9.0
      Rates of increase in compensation levels       N/A          N/A         4.5         N/A         N/A         8.0
      Expected long-term rate of return on assets    8.5          8.5         8.0         N/A         N/A         9.0



       The Company also maintains an unfunded, nonqualified supplemental retirement plan covering key employees. Included in accrued retirement benefits in the accompanying consolidated balance sheets at December 31, 2000 and 1999 is $1.2 million and $1.1 million, respectively, relating to this plan. Such amounts were determined using an assumed discount rate of 8%. No salary increase was assumed as the Company has frozen salaries at specified amounts. Net periodic supplemental retirement expense of approximately $58,000, $30,000, $100,000, and $76,000 is included in the accompanying consolidated statements of operations for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998, respectively.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       In addition, the Company maintains the Willcox & Gibbs, Inc. Savings and Employee Stock Ownership Plan to provide eligible employees with an opportunity to purchase the Company's old Class A common stock through payroll deductions, which are matched by the Company, subject to certain limitations. Participants may also direct their contributions into any one, or combination of, available mutual fund investments. The purchase price of the Company's common stock is based on an independent appraisal of the value of the Company's shares at the subscription date. The Company's matching contributions vest at a rate of 20% for each year of service by the employee, with 100% vesting after five years of service. As of July 1, 1998, the Company had indefinitely suspended purchases of Company common stock by plan participants and began matching participant contributions into selected mutual funds, subject to an annual maximum of $3,000 per participant. The Company's contribution to the plan, net of forfeitures, was approximately $0.1 million, $0.1 million, $0.2 million, and $0.5 million for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998, respectively.

(13)   STOCK OPTIONS

       On July 27, 2000, the Company adopted the Willcox & Gibbs Stock Incentive Plan (WGSI Plan) to enable the Company to attract, retain, and rewards its employees, directors, consultants and advisors, and strengthen the mutuality of interest between such persons and the Company's stockholders. Awards under the WGSI Plan may be in the form of stock options, stock appreciation rights, restricted stock, deferred stock, loans, and/or tax offset payments. The total number of shares which may be issued under the WGSI Plan is 300,000. The exercise of a stock appreciation right for cash or the payment of any award in cash shall not count against this share limit. The option price per share of common stock, term, and exercisability shall be determined by the Compensation Committee of the Board of Directors. No option shall have a price which is less than the par value of the Company's common stock and no option term shall exceed 10 years. No options, rights, or awards have been granted or issued under the WGSI Plan as of December 31, 2000.

       On August 15, 1994, the Company adopted the old Willcox & Gibbs, Inc. Stock Incentive Plan ("Old Plan"). Under the plan, options to purchase 53,250 shares were authorized to be granted to key employees of the Company. All options granted expire after ten years. The options were exercisable and vested at a rate of 20% per year of service from date of grant. The options are fully exercisable after five years of service from date of grant. The Stock Incentive Plan was terminated and options were cancelled upon the Effective Date of the Plan (see note 1).

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. As a result of the Company's bankruptcy filing (note 1), estimated pro forma amounts for the years ended December 31, 1999 and 1998 are not significant.

       A summary of the Company's stock option activity in the Old Plan and related information for the years ended December 31, 1999 and 1998 follows:

                                                        1999                                   1998
                                        ---------------------------------------  ----------------------------------

                                                              WEIGHTED-                               WEIGHTED-
                                                               AVERAGE                                 AVERAGE
                                                               EXERCISE                                EXERCISE
                                            OPTIONS             PRICE               OPTIONS             PRICE
                                            -------             -----               -------             -----
      Outstanding - beginning of year       47,800       $       10.61              47,800        $       10.61
      Granted                                  --                  --                 --                    --
      Exercised                                --                  --                 --                    --
      Forfeited                                --                  --                 --                    --
                                        ---------------   ---------------        ---------------    --------------
      Outstanding - end of year             47,800       $       10.61              47,800        $       10.61
                                        ===============   ===============        ===============    ==============
      Exercisable at end of year            41,800       $       10.61              31,800        $       10.61

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(14)   INCOME (LOSS) PER SHARE

       The following table sets forth the computations of basic and diluted income (loss), before extraordinary item, per share for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998:

                                            POST-CONFIRMATION                       PRE-CONFIRMATION
                                           --------------------    ---------------------------------------------------
                                               THIRTY-FIVE           SEVENTEEN
                                               WEEKS ENDED          WEEKS ENDED             YEAR ENDED DECEMBER 31,
                                              DECEMBER 31,             MAY 1,         --------------------------------
                                                  2000                  2000               1999              1998
                                           --------------------    ---------------    ---------------  ---------------
      Numerator for basic and diluted
         loss per share - loss before
         extraordinary item                        (564)                 (6,293)          (61,340)           (29,984)
      Denominator:
            Denominator for basic loss
                 per share - weighted-
            average shares outstanding        5,000,000               1,186,555         1,186,555           1,008,159
      Effect of dilutive securities:
                Employee stock options               --                      --                --                 --
          Warrants                                   --                      --                --                 --
                                           --------------------    ---------------    ---------------    -------------
      Denominator for diluted loss
         per share                            5,000,000               1,186,555         1,186,555           1,008,159
      Loss before extraordinary
         item per share - basic                   (.11)                (5.30)            (51.69)           (29.74)
                                           ====================    ===============    ===============    =============
      Loss before extraordinary
         item per share - diluted                 (.11)                (5.30)            (51.69)           (29.74)
                                           ====================    ===============    ===============    =============

       Employee stock options and warrants which were outstanding during 1999 and 1998 were excluded from the computation of diluted income (loss) per share because the effect would be antidilutive.

(15)   OPERATING SEGMENTS AND RELATED INFORMATION

       The Company has two reportable operating segments consisting of (a) Apparel and (b) Screen Printing distribution. Each segment represents a business unit that offers different products to dissimilar customer groups. Revenues from the licensing of software by the Company's Leadtec subsidiary have not been significant and are included in the apparel segment. These segments are managed separately due to the different economic characteristics, products, services and distribution methods relative to each segment. The Company evaluates the performance of its operating segments based upon revenues, gross profit and operating income. Intersegment revenues are not significant. The accounting policies of the two reportable operating segments are the same as those described in note 2.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       The Apparel segment consists of the distribution of replacement parts, supplies and equipment, including embroidery and ancillary equipment, to apparel and other sewing products manufacturers and distributors. The segment is differentiated primarily by use of stitching equipment.

       The Screen printing segment involves the sale and supplies for machinery utilizing a process by which designs are applied to fabric or other material using patterned screens. This segment distributes a comprehensive line of textile screen printing supplies, including inks, chemicals, emulsions, screen frames, screen mesh and other accessory items.

       Segment information as of the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998 follows:

                                                        APPAREL           SCREEN PRINTING             TOTAL
                                                        -------           ---------------             -----
       POST-CONFIRMATION:
           THIRTY-FIVE WEEKS ENDED
           DECEMBER 31, 2000
           Revenues, net                                  $46,534                  2,865              49,399
           Gross profit                                    15,467                    567              16,034
           Selling, general &
             administrative expenses                       13,813                  1,521              15,334
           Operating income (loss)                          1,654                   (954)                700
           Total assets                                    36,561                    854              37,415
           Capital expenditures                               344                     --                 344

      -------------------------------------------------------------------------------------------------------------

       PRE-CONFIRMATION:
           SEVENTEEN WEEKS ENDED
           MAY 1, 2000
           Revenues, net                                  $26,657                  1,794              28,451
           Gross profit                                     8,917                    604               9,521
           Selling, general &
             administrative expenses                        9,293                    777              10,070
           Operating (loss) income                           (376)                  (173)               (549)
           Total assets                                    40,890                  2,290              43,180
           Capital expenditures                               197                     --                 197


                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)

           1999
           ----
           Revenues, net                                 $123,398                 10,092             133,490
           Gross profit                                    35,166                  2,026              37,192
           Selling, general &
             administrative expenses                       40,351                  3,279              43,630
           Operating loss                                  (5,185)                (1,253)             (6,438)
           Total assets                                    47,873                  3,904              51,777
           Capital expenditures                               968                     --                 968

          1998
          ----
           Revenues, net                                 $155,679                 17,774             173,453
           Gross profit                                    48,694                  1,524              50,218
           Selling, general &
              administrative expenses                      43,307                  8,847              52,154
           Other operating expenses                         1,815                 10,289              12,104
           Operating income (loss)                          3,572                (17,612)            (14,040)
           Total assets                                   113,674                  7,834             121,508
           Capital expenditures                               886                     57                 943


                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(16)   FOREIGN OPERATIONS

       Following is a summary of geographic area information, as measured by the locale of revenue-producing operations, for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and for the years ended December 31, 1999 and 1998:

                                  Post-Confirmation                          Pre-Confirmation
                                  -----------------    -------------------------------------------------------------
                                    Thirty-five             Seventeen
                                    weeks ended            weeks ended
                                    weeks ended            weeks ended               Year ended December 31,
                                   December 31,               May 1,           -------------------------------------
                                        2000                  2000                   1999                1998
                                  -----------------    --------------------    -----------------    ----------------
      Net sales:
        United States             $     40,657                25,032                114,491              151,445
        Canada                              --                    --                  2,640                3,368
        United Kingdom                      --                    --                  2,071                6,131
        Latin America                    8,742                 3,419                 14,288               12,509
                                  -----------------    --------------------    -----------------    ----------------

                                  $     49,399                28,451                133,490              173,453
                                  =================    ====================    =================    ================

      Net income (loss), ex-
        cluding extraordi-
        nary items:
          United States           $       (262)               (6,478)               (53,786)             (27,867)
          Canada                            --                    --                   (128)                  82
          United Kingdom                    --                    --                 (5,620)              (2,449)
          Latin America                   (302)                  185                 (1,806)                 250
                                  -----------------    --------------------    -----------------    ----------------

                                  $       (564)               (6,293)               (61,340)             (29,984)
                                  =================    ====================    =================    ================

      Identifiable assets:
        United States             $     31,158                37,134                 45,707              107,393
        Canada                              --                    --                     43                1,006
        United Kingdom                      --                    --                     --                5,561
        Latin America                    6,257                 6,046                  6,027                7,548
                                  -----------------    --------------------    -----------------    ----------------

                                  $     37,415                43,180                 51,777              121,508
                                  =================    ====================    =================    ================


       Total sales to unaffiliated foreign customers were approximately $18.1 million, $8.0 million, $32.8 million and $42.2 million for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998, respectively.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(17)   SIGNIFICANT SUPPLIERS

       The Company is the exclusive distributor of genuine replacement parts in the United States for Pegasus Sewing Machine Mfg. Co., Ltd. ("Pegasus"), a Japanese sewing equipment manufacturer. The Company's distribution agreement with Pegasus extends through 2002 and automatically renews for successive two-year periods unless notice of termination is given at least one year prior to December 31, 2002 or the end of any successive two-year period of exclusivity. In order to maintain the exclusivity of the Pegasus distribution agreements, the Company must meet certain performance targets. Historically, the Company has generally satisfied these requirements, although the Company has not satisfied the requirements in prior years and Pegasus waived such shortfalls. During the years ended December 31, 2000, 1999, and 1998, approximately 15%, 9%, and 6%, respectively, of the Company's total purchases were from Pegasus.

       The Company is the exclusive distributor of genuine replacement parts in the United States for Pfaff AG ("Pfaff"), a German sewing equipment manufacturer. The Company's distribution agreement with Pfaff extends through 2003 and automatically renews in successive two year periods unless notice of termination is given at least one year before December 31, 2003 or before any two-year period of exclusivity. During the years ended December 31, 2000, 1999, and 1998, approximately 5%, 3%, and 5%, respectively, of the Company's total purchases were from Pfaff.

       In 1997, through its acquisition of Macpherson, the Company obtained exclusive distribution rights in the United States and Canada for Barudan embroidery machines under a distribution agreement among the Company, Barudan Company, Ltd. ("Barudan"), and certain of its affiliates. This distribution agreement was terminated in 1999. During the years ended December 31, 1999 and 1998, approximately 20% and 27%, respectively, of the Company's total purchases were from Barudan and affiliated companies.

       In January 2000, the Company entered into a new agreement with Barudan to act in the United States as (1) the exclusive distributor of genuine Barudan embroidery equipment parts and Barudan towel hemming machines and parts, (2) the exclusive dealer of used Barudan embroidery machines and
       (3) the exclusive provider of lease financing for Barudan embroidery machines. The new distribution agreement is until December 31, 2003. During the year ended December 31, 2000, approximately 6% of the Company's total purchases were from Barudan and affiliated companies under the new agreement.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


(18)   COMMITMENTS

       The Company has several noncancelable operating leases, primarily for buildings and equipment. These leases generally contain renewal options for periods ranging from three to seven years and require the Company to pay most executory costs such as maintenance and insurance.

       Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2000 are approximately:


                     YEAR ENDING
                     DECEMBER 31:

                        2001                    $                    809
                        2002                                         418
                        2003                                         210
                        2004                                         210
                        Thereafter                                   650
                                                          ---------------------

                                                $                  2,297
                                                          =====================

       Total rental expense for the thirty-five weeks ended December 31, 2000, seventeen weeks ended May 1, 2000, and the years ended December 31, 1999 and 1998 was approximately $0.8 million, $0.4 million, $2.0 million, and $2.1 million, respectively.

(19)   RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

       During 1998, the Company effected a restructuring with respect to its screen printing segment, principally involving the departure from the Company of the management of the segment and certain other employees and the discontinuance of the sale of screen printing equipment. As a result, the Company recorded a charge of $15.5 million in 1998. The charge included $1.8 million in severance benefits and other related costs, $8.5 million to write-off goodwill recorded when the Company acquired the screen printing segment, as well as $5.2 million for the impairment of certain inventory and accounts receivable and other related costs. Of this amount, $10.3 million was reflected as other operating expenses, $2.8 million was charged to selling, general and administrative expenses and $2.4 million was charged to cost of goods sold.

                     WILLCOX & GIBBS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

                        (Dollars and Shares in Thousands)


       In 1999, the Company revised its estimate of the recoverability of the remaining assets and incurred additional expenses as follows: $0.4 million for the impairment of inventory; $0.8 million for the impairment of accounts receivable; $0.4 million for the impairment of property, plant, and equipment; and $0.4 million for the impairment of various other assets and prepaid items. These expenditures are reflected as reorganization expenses in the accompanying statement of operations (see note 1).

       In December 1998, management decided to discontinue the operations of Willcox & Gibbs, Ltd., a subsidiary located in the United Kingdom. The Company intends to liquidate the related assets, which consist primarily of inventory, accounts receivable, investments in joint venture arrangements, and property and equipment. As a result, the Company recorded an impairment of property and equipment and joint venture investments, revised its estimate of the recoverability of inventory and accounts receivable and recorded $2.0 million of expense in 1998. Of this amount, $1.1 million has been reflected as other operating expenses, $0.5 has been recorded as cost of goods sold and $0.4 million has been charged to selling, general and administrative expenses.

       In 1999, the Company revised its estimate of the recoverability of the remaining assets at Willcox & Gibbs, Ltd. and incurred additional expenses as follows: $0.8 million for the impairment of inventory; $0.5 million for the impairment of accounts receivable: $0.7 million for the impairment of property, plant, and equipment; and $2.0 million for the impairment of various prepaid assets and other assets which includes a $1.3 million impairment on an investment in a joint venture. These expenditures are reflected as reorganization expenses in the accompanying statement of operations (see note 1).

       As a result of the Company's default on the Notes in December 1998, the Company began to incur costs in an effort to implement a financial restructuring. For the year ended December 31, 1998, such costs totaled $0.7 million and are reflected as other operating expenses.

(20)   SUBSEQUENT EVENT

       On March 30, 2001, the Company entered into an agreement to sell certain assets of the screen printing segment for a minimum of $360,000, payable in equal monthly installments beginning May 1, 2001. The Company has recorded charges of approximately $0.3 million in cost of sales for write-downs of inventory and approximately $0.2 million in selling, general, and administrative expenses for write-down of accounts receivable as a result of this agreement.

                                            Schedule II - Valuation and Qualifying Accounts
                                                        (Dollars in thousands)


                                              BALANCE AT        CHARGED TO        DEDUCTIONS        BALANCE
                                               BEGINNING         COSTS AND           FROM           AT END
                                               OF PERIOD         EXPENSES          RESERVES        OF PERIOD
                                             -------------     ------------      ------------    -------------


Thirty-five weeks ended    December 31,

    2000 -    allowance for doubtful accounts    $5,649               182            2,875          2,956
                                                  =====               ===            =====          =====

Seventeen weeks ended
    May 1, 2000 -
    allowance for doubtful accounts              $5,962               439              752          5,649
                                                  =====               ===              ===          =====

Year ended December 31, 1999 -allowance
    for doubtful accounts                        $5,451             3,112            2,601          5,962
                                                  =====             =====            =====          =====

Year ended December 31, 1998 -allowance
    for doubtful accounts                        $4,315             1,812              676          5,451
                                                  =====             =====              ===          =====

                                   SIGNATURES

            Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 14, 2001

                                         WILLCOX & GIBBS, INC.


                                         By:        /s/ John K. Ziegler
                                            ------------------------------------
                                                     John K. Ziegler
                                                  CHAIRMAN OF THE BOARD,
                                            CHIEF EXECUTIVE OFFICER AND DIRECTOR